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EXHIBIT 4.5

        Adopted by the Compensation Committee
On January 24, 2002

AMENDMENT TO THE
CINERGY CORP. 401(K) EXCESS PLAN

        The Cinergy Corp. 401(k) Excess Plan, originally adopted as of January 1, 1997, as amended from time to time (the "Plan"), is hereby amended effective as of January 1, 2002.

(1)  Explanation of Amendment

        The Plan provides eligible employees with the opportunity to make elective deferrals of compensation and provides employer matching contributions with respect to those elective deferrals. Effective as of January 1, 2002, the Plan is amended to permit Cinergy Corp. and certain of its affiliates to make nonelective employer contributions to the Plan on behalf of selected employees.

(2)  Amendment

  (a)
  Section 2.1(s) of the Plan is hereby amended in its entirety to read as follows:

  "(s)
  'Investment Options' means, with respect to any Plan Year, the investment options that the Committee makes available to Participants under the Plan from among the investment options available under the 401(k) Plan as of the first day of the Plan Year. The Committee, in its sole discretion, may from time to time establish procedures under which one or more Investment Options are made available, in accordance with terms and conditions established by the Committee, only to certain Participants and/or only for certain Plan Years designated by the Committee."

  (b)
  Section 2.1(u) of the Plan is hereby amended in its entirety to read as follows:

  "(u)
  'Participant' means an Eligible Employee or former Eligible Employee who has an interest in the Plan pursuant to Section 3.2 (Election to Defer), 3.3 (Employer Base Matching Contributions), 3.4 (Employer Incentive Matching Contributions) or 3.6 (Nonelective Employer Contributions)."

  (c)
  Section 2.1 of the Plan is hereby amended by adding the following new Subsections at the end thereof:

  "(cc)
  'Nonelective Employer Contribution' means, with respect to a Participant, the contribution made by the Employer on behalf of a Participant pursuant to Section 3.6 (Nonelective Employer Contributions).

  (dd)
  'Nonelective Employer Contributions Account' means, with respect to a Participant, the bookkeeping account that serves as a record of the Nonelective Employer Contributions and earnings and losses on those contributions credited to the Participant under the terms of this Plan.

  (ee)
  'Company Stock' means shares of the common stock of the Company."

  (d)
  Section 3.5 of the Plan is hereby amended in its entirety to read as follows:

  "3.5
  Cessation of Participation. Any Participant who ceases to be an Eligible Employee, but continues to be an Employee, shall cease to be eligible to make deferrals or receive contributions under this Article but, to the extent applicable, shall continue to have a Deferral Account, a Matching Account and a Nonelective Employer Contributions

      Account, shall continue to be credited with earnings and losses on his Accounts under Section 4.2 (Earnings and Losses) (until those Accounts are fully distributed pursuant to Article V (Distribution of Benefits)) and shall be entitled to receive benefits under Article V (Distribution of Benefits)."

  (e)
  Article III of the Plan is hereby amended by adding the following new Section 3.6 at the end thereof:

  "3.6
  Nonelective Employer Contributions. An Employer may, in its sole discretion, make a Nonelective Employer Contribution to a Participant's Nonelective Employer Contributions Account. The amount of such Nonelective Employer Contribution, if any, shall be determined by the Employer in its sole discretion."

  (f)
  Section 4.1 of the Plan is hereby amended in its entirety to read as follows:

  "4.1
  Establishment of Accounts. The Committee shall create and maintain adequate records to disclose the interest in the Plan of each Participant and Beneficiary. Records shall be in the form of individual bookkeeping accounts, which shall be credited with deferrals and contributions, to the extent applicable, pursuant to Sections 3.2 (Election to Defer), 3.3 (Employer Base Matching Contributions), 3.4 (Employer Incentive Matching Contributions), and 3.6 (Nonelective Employer Contributions) and earnings and losses pursuant to Section 4.2 (Earnings and Losses), and debited with any contributions to a 401(k) Plan pursuant to Section 4.7 (Determination and Treatment of Amounts Contributable to the 401(k) Plan) and any payments pursuant to Article V (Distribution of Benefits). To the extent applicable, each Participant shall have a separate Deferral Account, Matching Account and Nonelective Employer Contributions Account. The Participant's interest in his Accounts shall be fully vested at all times. Notwithstanding the preceding sentence, the Participant's interest in his Accounts shall be subject to the claims of the Company's general creditors in the event the Company becomes Insolvent."

  (g)
  Section 4.2(a) of the Plan is hereby amended in its entirety to read as follows:

  "(a)
  Deemed Investment of Accounts. Except as provided below, during each Plan Year, a Participant's Accounts shall be credited with investment earnings and losses as though they are invested, in accordance with the Participant's elections pursuant to Subsection (b), in one or more of the Investment Options. The deemed investment of a Participant's Accounts among the Investment Options, in accordance with the Participant's elections, is solely the measure of the investment performance of the Deferral Account, Matching Account and Nonelective Employer Contributions Account. It does not give the Participant any ownership interest in any Investment Option, nor does it bind the Company, the Committee, or the Trustee as to the investment of assets held in any Rabbi Trust or any other amounts represented by the Deferral Accounts, Matching Accounts or Nonelective Employer Contributions Accounts. Notwithstanding the above, all Nonelective Employer Contributions credited to an Eligible Employee's Nonelective Employer Contributions Account, plus earnings and losses thereon, shall be deemed to be invested at all times in Company Stock in accordance with procedures established from time to time by the Committee."

  (h)
  The fourth sentence of Section 4.2(b) of the Plan is hereby amended in its entirety to read as follows:

    "A Participant may change his Investment Option designations (for his future deferrals and contributions, his existing Accounts, or both) once each Plan Year, as of the first day of the Plan Year, by filing an appropriate election form with the Committee by the prior

    December 31, provided, however, that once a portion of a Participant's Account is deemed invested in Company Stock, such Participant shall not be entitled to change the deemed investment of that portion of his Account to another Investment Option."

  (i)
  Section 4.3(d) of the Plan is hereby deleted in its entirety and the following is hereby substitute therefor:

  "(d)
  The Nonelective Employer Contribution shall be credited on the date specified by the Employer to a Participant's Nonelective Employer Contributions Account in an amount stated in terms of cash, which amount shall then immediately be deemed invested in Company Stock in accordance with procedures established from time to time by the Committee, which procedures shall take into account the fair market value of the Company Stock at the time that the Nonelective Employer Contributions are credited to the Participant's Nonelective Employer Contributions Account. An Eligible Employee does not need to make deferrals pursuant to Section 3.2 (Election to Defer) of this Plan to receive Nonelective Employer Contributions.

  (e)
  Earnings and losses on the deemed investment of the Participant's Deferral Account, Matching Account and Nonelective Employer Contributions Account under Section 4.2 (Earnings and Losses) shall be credited monthly, on the last day of each month, based on the value of the Participant's Deferral Account, Matching Account and Nonelective Employer Contributions Account as of the first day of the month."

  (j)
  The second sentence of Section 4.4(a) of the Plan is hereby amended in its entirety to read as follows:

    "The Employer's promise to pay benefits under the Plan shall not be secured in any way, and except as provided in Subsection (b), the Company shall not set aside or segregate assets for the purpose of paying amounts credited to Participants' Deferral Accounts, Matching Accounts or Nonelective Employer Contributions Accounts."

  (k)
  Section 4.5 of the Plan is hereby amended by adding the following new subsection (c) at the end thereof:

  "(c)
  Nonelective Employer Contributions Account. The value of a Participant's Nonelective Employer Contributions Account as of any date shall equal the dollar amount of any contributions credited to the Nonelective Employer Contributions Account pursuant to Sections 3.6 (Nonelective Employer Contributions), increased or decreased by the earnings and losses deemed to be credited to the Nonelective Employer Contributions Account in accordance with Section 4.2 (Earnings and Losses), and decreased by any payments made from the Nonelective Employer Contributions Account to the Participant or his Beneficiary pursuant to Article V (Distribution of Benefits)."

  (l)
  Section 5.1 of the Plan is hereby amended by adding the following new subsection (d) at the end thereof:

  "(d)
  Distribution in Cash or Company Stock. Except as otherwise provided in this Subsection (d), all distributions from the Plan shall be made in the form of cash.

  (1)
  Deferrals. For each Plan Year that a Participant is allowed, in accordance with procedures established by the Committee from time to time, to elect that his deferrals for the Plan Year be deemed invested in Company Stock, such Participant may elect on a form provided by the Committee, which form must be submitted to the Committee prior to the time that he makes such deferrals, whether the portion of his Deferral Account that is attributable to such deferrals, but only to the extent such portion of his Deferral Account is deemed invested in Company Stock at the time of distribution, will be distributed, in accordance with the remaining provisions of this Article V, in cash or in Company Stock.

      (2)
      Nonelective Employer Contributions. With the consent of the Committee, amounts credited to each Participant's Nonelective Employer Contributions Account, if any, shall be distributed, at the election of Participant, which election shall be made in accordance with procedures established from time to time by the Committee, in cash or in Company Stock."

  (m)
  Section 5.3 of the Plan is hereby amended by deleting the phrase "Deferral Account or Matching Account" each place it appears therein and substituting therefor the word "Accounts".

          IN WITNESS WHEREOF, Cinergy Corp. has caused this Amendment to be executed and approved by its duly authorized officer on January 30, 2002.

By:	/s/ TIMOTHY J. VERHAGEN
Its:	Vice President

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